Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-232492) on Form N-2 and on Form S-8 (Nos. 333-227117, 333-207296, 333-177433, 333-177432, 333-118681) of Capital Southwest Corporation and Subsidiaries (collectively, the Company) of our reports dated June 2, 2020, relating to the consolidated financial statements, schedule of investments in and advances to affiliates of the Company listed in Schedule 12-14, our report dated June 2, 2020, attached as an exhibit to Capital Southwest Corporation’s annual report on Form 10-K for the fiscal year ended March 31, 2020 (the Form 10-K), on the senior securities table as of March 31, 2020, 2019, and 2018, as set forth in Part II, Item 5 of the Form 10-K, and the effectiveness of internal control over financial reporting of Capital Southwest Corporation, appearing in the Annual Report on Form 10-K of Capital Southwest Corporation for the year ended March 31, 2020. We also consent to the references to us under the headings “Senior Securities” and “Management’s Report on Internal Control over Financial Report” in the Form 10-K.

/s/ RSM US LLP

Chicago, Illinois
June 2, 2020